Exhibit 99.1

FOR IMMEDIATE RELEASE

For: Authentidate Holding Corp.

Investor Contacts:

Robert Schatz

Wolfe Axelrod Weinberger Assoc. LLC

(212) 370-4500; (212) 370-4505 fax

AUTHENTIDATE HOLDING CORP. REPORTS FISCAL 2011 SECOND QUARTER RESULTS

BERKELEY HEIGHTS, NJ – February 10, 2011 — Authentidate Holding Corp. (Nasdaq: ADAT), a worldwide provider of secure health information exchange, workflow management services and telehealth solutions, today announced financial results for the three and six month periods ended December 31, 2010.

Selected highlights for the six month period ended December 31, 2010 include:

•

Added several new projects for Inscrybe® Healthcare and ExpressMD’s Electronic House Call™ telehealth solution, including Visiting Nursing Association of Western New York, Chicago VNA, Inc., Lehigh Valley Respiratory Care, Primary Wound Care and a telehealth distribution agreement with Rotech Healthcare Inc. that have been announced.

•

Increased U.S. revenues for the quarter and six month periods over the same periods last year and, excluding the non-cash goodwill impairment charge discussed below, reduced operating and net loss amounts for the current year periods.

•	Announced a settlement agreement that, if final approval is granted by the court, resolves the shareholder class action suit.

•

Strengthened our balance sheet with the sale of certain non-core assets in July 2010 for net proceeds of approximately $2.35 million and the private placement of the company’s securities in October 2010 for net proceeds of approximately $4.46 million.

Ben Benjamin, President of Authentidate, stated “Over the past two quarters we have made progress on multiple fronts, including marketing our Inscrybe® Healthcare, telehealth, and hospital discharge solutions, and continue to open new doors for future sales. Stemming from this progress, our U.S. revenues have improved during fiscal 2011 due to increases in transaction volumes and new customer projects. In addition, we have continued to manage our operating expenses which has resulted in improved operating results for the current periods before considering the non-cash goodwill impairment charge we incurred in the quarter ended December 31, 2010. This charge relates to our German operations and is based on an updated analysis of current operating results, revised expectations for future growth and uncertainty regarding the recovery of the market for comparable assets.”

Mr. Benjamin continued, “While the economic environment has been challenging, we believe there is strong demand for our services and solutions as healthcare providers search for ways to reduce administrative and patient care costs. We continue to experience increased customer inquiries for our solutions and have been successful in converting several of these inquires into new projects. We believe that we are making strides in the telehealth arena and we have made a positive impact in awareness of our solutions given the rise in inquiries received in recent months. We continue to monitor significant opportunities in our marketplace and will update shareholders as they develop. In the interim, we believe we are well positioned for the remainder of fiscal 2011 and, while no assurances can be given, we believe we have sufficient working capital and available resources to fund our operations for the next 12 months as we focus on our various growth opportunities for our Inscrybe® Healthcare, hospital discharge and ExpressMD products and services.”

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Total revenue for the three months ended December 31, 2010 was approximately $1,578,000 compared to $1,528,000 for the same period last year. These results reflect an increase of approximately 12% in U.S. revenues from increases in transaction volumes and new customer projects which was partially offset by a decrease in revenues from our German operations due primarily to the timing of certain contract awards and project implementations and, to a lesser extent, a shift to more transaction-based software-as-a-service projects. Compared to the first quarter of fiscal 2011, total revenue increased approximately 16% reflecting higher revenues in both the U.S. and Germany for the current period.

Net loss for the second quarter of fiscal 2011, including a non-cash goodwill impairment charge of $5,400,000 related to our German operations, increased to $7,275,000, or $0.16 per share, compared to $2,819,000, or $0.08 per share, for the prior year period. The net loss for the period reflects higher U.S. revenues and lower expenses from our cost management activities, which were offset by the goodwill impairment charge and lower revenues from our German operations. The prior year period included a non-cash expense of $533,000 to amortize deferred financing costs.

Total revenue for the six months ended December 31, 2010 was approximately $2,940,000 compared to $3,550,000 for the prior year period. These results include an increase of approximately 20% in U.S. revenues which was offset by lower revenues from our German operations reflecting the same trends as the second quarter.

Net loss for the six months ended December 31, 2010, including the goodwill impairment charge, was $8,872,000, or $0.22 per share, compared to $4,932,000, or $0.14 per share, for the prior year period. The net loss for the period primarily reflects the same trends as the second quarter and the gain on the sale of certain non-core assets in the first quarter.

As of December 31, 2010, cash, cash equivalents and marketable securities totaled $4,096,000, working capital was approximately $6,214,000 and deferred revenue totaled $1,113,000.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a worldwide provider of secure health information exchange, workflow management services and telehealth solutions. The company’s software and web-based services enable healthcare organizations and other enterprises to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. The web-based services are delivered as Software as a Service (SaaS), and only require that customers have an Internet connection and web browser. The company’s healthcare customers and users include leading homecare companies, health systems and physician groups. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

The company has offices in the United States and Germany.

For more information, visit the company’s website at http://www.authentidate.com/

About ExpressMD Solutions

ExpressMD Solutions is a joint venture formed by Authentidate Holding Corp. (Nasdaq: ADAT) and Encountercare Solutions (ECSL) to provide web-based telehealth services and home healthcare equipment dedicated to the advancement of in-home patient healthcare and improved chronic condition outcomes.

The complete ExpressMD telehealth solution combines Electronic House Call, an FDA 510(k) market clearance approved, in-home patient vital signs monitoring system with a web application that streamlines the practitioner’s job anywhere they have Internet or a Windows mobile communication device.

For more information about ExpressMD Solutions, visit www.expressmdsolutions.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate and Inscrybe are registered trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.

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Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheet Data

(in thousands, except per share data)

	December 31, 2010	June 30,
	(Unaudited)	2010
Assets
Current assets
Cash and cash equivalents	$3,116	$433
Restricted cash	256	256
Marketable securities	980	1,079
Accounts receivable, net	1,092	1,138
Inventory	4,756	4,589
Prepaid expenses and other current assets	845	585

Total current assets	11,045	8,080
Property and equipment, net	432	553
Other assets
Software development costs, net	1,081	1,467
Goodwill	1,941	7,341
Other assets	1,052	1,103
Assets held for sale	—	2,000

Total assets	$15,551	$20,544

Liabilities, Redeemable Preferred Stock and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$3,724	$4,457
Deferred revenue	973	942
Other current liabilities	134	127

Total current liabilities	4,831	5,526
Long-term deferred revenue	140	140

Total liabilities	4,971	5,666

Commitments and contingencies
Redeemable preferred stock	2,783	—
Shareholders’ equity
Preferred stock $.10 par value; 5,000 shares authorized Series B, 28 shares issued and outstanding on June 30, 2010	—	3
Common stock, $.001 par value; 75,000 shares authorized, 45,986 and 38,436 issued and outstanding on December 31, 2010 and June 30, 2010, respectively	46	38
Additional paid-in capital	172,362	170,490
Accumulated deficit	(164,491)	(155,518)
Accumulated other comprehensive loss	(120)	(135)

Total shareholders’ equity	7,797	14,878

Total liabilities, redeemable preferred stock and shareholders’ equity	$15,551	$20,544

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Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Operations Data

(Unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009

Revenues
Software licenses and support	$880	$904	$1,562	$2,400
Hosted software services	698	624	1,378	1,150

Total revenues	1,578	1,528	2,940	3,550

Operating expenses
Cost of revenues	766	676	1,358	1,546
Selling, general and administrative	1,998	2,480	4,031	5,058
Product development	396	470	806	977
Depreciation and amortization	293	273	583	547
Goodwill impairment	5,400	—	5,400	—

Total operating expenses	8,853	3,899	12,178	8,128

Operating loss	(7,275)	(2,371)	(9,238)	(4,578)

Other income (expense), net	—	(448)	366	(354)

Net loss	$(7,275)	$(2,819)	$(8,872)	$(4,932)

Basic and diluted loss per common share	$(0.16)	$(0.08)	$(0.22)	$(0.14)

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